Exhibit 99.2

                              TOWN BANKSHARES, LTD.

                 Town Bankshares, Ltd. 1997 Stock Incentive Plan

                              CONVERSION AGREEMENT
                              --------------------

         THIS CONVERSION AGREEMENT, made and entered into as of ___________, 2004 (this "Conversion Agreement"), by and between TOWN BANKSHARES, LTD., a Wisconsin corporation (the "Company"), and the undersigned optionee ("Optionee") under the Town Bankshares, Ltd. 1997 Stock Incentive Plan, as amended (the "Plan"), amends each Option Agreement evidencing a stock option (an "Option") heretofore granted to the Optionee under the Plan and listed on the Optionee Summary attached hereto as Exhibit A, as follows:

         1. Conversion of Option. Upon the Effective Time (as defined in the Merger Agreement described below) of that certain merger of the Company with and into Wintrust Financial Corporation ("Wintrust") pursuant to that certain Agreement and Plan of Merger dated as of June 14th, 2004, by and between the Company and Wintrust (the "Merger Agreement"), each outstanding Option listed on the Optionee Summary attached hereto as Exhibit A shall be amended such that the common stock to which such Option relates shall be common stock, no par value per share, of Wintrust ("Wintrust Common Stock").

         2. Wintrust Option. The number of shares of Wintrust Common Stock to which each such amended Option shall relate shall be equal to the product obtained by multiplying (1) the number of Company Common Shares subject to the original Outstanding Company Option by (2) the quotient obtained by dividing the Per Share Merger Consideration by the Wintrust Common Stock Price (such quotient, the "Option Exchange Ratio"); (ii) the exercise price per share of Wintrust Common Stock under the Converted Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Common Share under the original Outstanding Company Option by (2) the Option Exchange Ratio; and (iii) upon exercise of each Converted Option by a holder thereof, the aggregate number of shares of Wintrust Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

         3. Exercisability. The Wintrust Option shall be exercisable in full at any time during the period beginning on the Effective Time and ending on the first to occur of (a) if Optionee is an employee, the date which is three months after the date Optionee ceases to be an employee if such termination of employment is not due to death, disability or Cause, (b) the first anniversary of the date Optionee ceases to be an employee if such termination is due to death or disability, or in the case of an outside director, the first anniversary of the date the director ceases to be a director of any of Wintrust's subsidiaries for any reason other than removal for Cause, (c) the date the Optionee ceases to be an employee, or in the case of an outside director, is removed as a director, of any of Wintrust's subsidiaries, if the termination or removal is for Cause, or (d) the expiration date set forth in the Optionee Summary attached hereto as Exhibit A.

         4. Taxes. In the event that any withholding taxes apply at the time of exercise, Optionee shall promptly pay, or cause to be paid, to Wintrust cash equal to such taxes or

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Optionee may direct that there be withheld from the shares issuable upon exercise shares of Wintrust Common Stock with a Fair Market Value (as defined in the Plan as amended at the Effective Time) equal to the minimum required withholding taxes.

         5. Effect of Conversion Agreement. Except as expressly provided for herein, this Conversion Agreement shall effect no amendment, change or modification whatsoever of or to an Option Agreement or to the Plan. From and after the Effective Time, each Option shall be subject to the amended terms of the Plan as so amended in accordance with the Merger Agreement, but only to the extent expressly provided for herein or that does not otherwise impair the rights of the Optionee in the Option. Unless defined herein, capitalized terms used in this Conversion Agreement shall have the same meaning ascribed to them under the Merger Agreement or the Plan, as applicable.

         IN WITNESS WHEREOF, the Company has caused this Conversion Agreement to be executed by its duly authorized officers and the Optionee has hereunto set his or her hand, all as of the date and year first above written.

                                               TOWN BANKSHARES, LTD.


                                               By:______________________________
                                               Title:___________________________


ATTEST:                                        OPTIONEE:


_______________________________                _________________________________


                                               _________________________________
                                               Social Security Number

                                       2
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                                               Exhibit A to Conversion Agreement

                                OPTIONEE SUMMARY

                            SCHEDULE OF STOCK OPTIONS
                       COVERED BY THE CONVERSION AGREEMENT
                       -----------------------------------

Optionee:  ____________________


OPTION GRANT                       COMPANY COMMON STOCK     EXERCISE PRICE
    DATE        EXPIRATION DATE           SHARES #          PER SHARE($)
    ----        ---------------           --------          ------------

                                      A-1